HECO Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Company, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and HECO Capital Trust III, respectively, of our reports dated February 21, 2008, with respect to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report dated February 21, 2008 on the related financial statement schedules, which reports are incorporated by reference and appear, respectively, in the 2007 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

Our reports refer to a change in the method of accounting for income taxes in 2007.

/s/ KPMG LLP

Honolulu, Hawaii

February 28, 2008